EXHIBIT (a)(6)

                              SP MILLENNIUM L.L.C.
                          1201 Third Avenue, Suite 5400
                           Seattle, Washington, 98101


                                  April 6, 2004


          Offer to Purchase up to 2,000 Limited Partner Units of Urban
             Improvement Fund Limited-1974 for $650 per Unit in Cash

Dear Limited Partner:

          We have enclosed a Supplement to Offer to Purchase for Cash that amends and supplements the Offer to Purchase for Cash dated March 16, 2004 that we previously mailed to you.

          We would like to remind you that, as described in the Offer to Purchase and the enclosed Supplement thereto:

          (a) Our offer exceeds by $140 per Unit (27%) the highest price offered in January 2004 by Everest Properties II, LLC and Equity Resource Lexington Fund to purchase Units in the Partnership.

          (b) According to the general partner (which is our affiliate), there is no current plan or intention to liquidate the Partnership.

          Please remember that the offer is scheduled to expire at 5:00 p.m., Eastern time, on April 14, 2004, unless otherwise extended. We will pay all transfer fees charged by the Partnership.

          As with any investment decision, there are benefits and detriments to you from accepting or declining our offer. Please read the enclosed Supplement, the Offer to Purchase previously sent to you, the Annex attached to the Offer to Purchase and the related Agreement of Sale and Assignment before deciding to tender your units. Each of these documents contains important information about our offer.

          If you desire to accept our offer, you should complete and sign the Agreement of Sale and Assignment that you previously received in accordance with the instructions thereto, and mail or deliver the signed Agreement of Sale and Assignment and any other required documents to SP Millennium L.L.C., 1201 Third Avenue, Suite 5400, Seattle, Washington 98101.

          QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS SUPPLEMENT, THE OFFER TO PURCHASE OR THE AGREEMENT OF SALE AND ASSIGNMENT MAY BE DIRECTED TO SP MILLENNIUM L.L.C. BY TELEPHONE AT (800) 398-6399 OR (206) 622-9900 OR BY FACSIMILE AT (206) 628-8031.

                                        Very truly yours,


                                        SP MILLENNIUM L.L.C.